Exhibit 107
Calculation of Filing Fee Tables
Form S-8
(Form Type)
Kulicke and Soffa Industries, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, no par value	Rule 457(c) and Rule 457(h)	2,810,000	$36.71	$103,155,100.00	0.0001531	$15,793.05
Total Offering Amounts					$103,155,100.00		$15,793.05
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$15,793.05
1.Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of the Registrant’s common stock, no par value (the “Common Stock”), as may hereinafter become issuable under the 2021 Omnibus Incentive Plan to prevent dilution resulting from any stock split, stock dividend, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.
2.Estimated in accordance with Rule 457(c) and Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $36.71 per share, which is the average of the high and low sale prices of the Common Stock on March 4, 2025, as reported on the Nasdaq Global Market.